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                                                                    EXHIBIT 14.1

                                 AutoZone, Inc.

                Code of Ethical Conduct for Financial Executives

Financial executives hold an important and elevated role in corporate governance and are uniquely capable and empowered to ensure that stockholders' interests are appropriately balanced, protected and preserved. Accordingly, this Code provides principles to which financial executives are expected to adhere and advocate. This Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to the company, the public and others.

For the purposes of this Code, a "financial executive" is an AutoZone employee or officer that holds the office of principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions.

Each AutoZone financial executive shall adhere to and advocate the following principles and responsibilities governing professional and ethical conduct:

         1. Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

         2. Provide information that is full, fair, accurate, complete, objective, relevant, timely, and understandable to AutoZone's Board of Directors, the Securities and Exchange Commission, AutoZone's stockholders, and the public.

         3. Comply with laws, rules and regulations of federal, state, and local governments.

         4. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated.

         5. Respect the confidentiality of information acquired in their course of work except when authorized or otherwise legally obligated to disclose and to not use confidential information acquired in the course of work for personal advantage.

         6. Proactively promote ethical behavior in the work environment and community.

         7. Assure responsible use of and control over all assets and resources employed or entrusted to them.

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         8. Promptly report to the General Counsel or to the Chairman of the
         Audit Committee:

            a. any information he or she may have regarding any violation of this Code,

            b. any actual or apparent conflict of interest between personal and/or professional relationships involving management or any other AutoZone employee with a role in financial reporting disclosures or internal controls, or

            c. any information he or she might have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to AutoZone and its operations.

         9. Promptly report to the Chairman of the Audit Committee any information regarding:

            a. significant deficiencies in the design or operation of internal controls that could adversely affect AutoZone's ability to record, process, summarize or report financial data, or

            b. any fraud, whether or not material, that involves management or other employees who have a significant role in AutoZone's financial reporting, disclosures or internal controls.

Reports of violations under this Code received by the General Counsel shall be handled in accordance with the Complaint Procedures as adopted by the Audit Committee. Reports of violations received by or referred to the Chairman of Audit Committee or the full Audit Committee shall be investigated by the Audit Committee. If the Audit Committee finds a violation of this Code, it shall refer the matter to the full Board of Directors, or the independent directors of the Board, if the Audit Committee deems appropriate.

In the event of a finding that a violation of this Code has occurred, appropriate action shall be taken that is reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code, and may include written notices to the individual involved of the determination that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits, and up to and including, if appropriate, termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors (or the independent directors of the Board as the case may be) shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individuals in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.